8739 Research Drive

Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of September 11, 2003, by and among Structured Asset Securities Corporation II, as Depositor, Wachovia Bank National Association, as Master Servicer, Clarion Partners, LLC, as Special Servicer, and LaSalle Bank National Association, as Trustee, with respect to LB-UBS Commercial Mortgage Trust 2003-C7, Commercial Mortgage Pass Through Certificates, Series 2003 C7 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M. Alexander, Directors of the Master Servicer, do hereby certify that:

  A review of the activities of the Master Servicer during the period from September 11, 2003 through December 31, 2003 and of its performance under the Agreement during such period has been made under our supervision; and
  To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period September 11, 2003 through December 31, 2003; and
  The Master Servicer has received no notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 12th day of March, 2004.

Timothy E. Steward Clyde M. Alexander

Timothy E. Steward, Director Clyde M. Alexander, Director

Wachovia Bank National Association Wachovia Bank National Association

LB-UBS 2003-C7/Due March 15th